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                                                                      EXHIBIT 11


                YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


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                              Three Months Ended June 30,    Six Months Ended June 30,
                              ---------------------------    -------------------------
                                   1998         1997             1998         1997
                                   ----         ----             ----         ----
In thousands of dollars
 (except per share data):

Net income for calculation
 of basic and diluted
 earnings per share              $ 42,307     $ 42,202         $ 56,971     $ 57,062
                                  =======      =======          =======      =======
Shares used in computation
 of per share earnings:
 Basic shares outstanding          40,582       42,933           40,554       43,004
 Effect of dilutive
  securities:
   Non-vested restricted
    shares                            168          209              168          209
   Stock options                      294          347              130          504
                                  -------      -------          -------      -------
 Diluted shares outstanding        41,044       43,489           40,852       43,717
                                  =======      =======          =======      =======

Basic earnings per share         $   1.04     $   0.98         $   1.40     $   1.33
Diluted earnings per share       $   1.03     $   0.97         $   1.39     $   1.31
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